Exhibit 99.1

   Star Gas Partners, L.P. Reports Fiscal 2007 First Quarter Results

   - Star Gas CEO Joe Cavanaugh Announces Retirement; President and Industry Veteran Dan Donovan Appointed as Star's New CEO


    STAMFORD, Conn.--(BUSINESS WIRE)--Feb. 9, 2007--Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE: SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2007 first quarter, the three-month period ended December 31, 2006. The Partnership also announced that its President Dan Donovan, 60, will assume the additional role of Chief Executive Officer on June 1, 2007, as Chief Executive Officer Joseph Cavanaugh has informed the Board of Directors that he will retire at the age of 70, effective May 31. Mr. Cavanaugh will retain his seat on Star's Board following his retirement.

    For the fiscal 2007 first quarter, Star reported a 20.3 percent decrease in total revenues to $330.2 million, compared to total revenues of $414.4 million in the year ago period, as slightly higher selling prices were more than offset by a reduction in sales of home heating oil. Home heating oil volume for the fiscal 2007 first quarter declined 24.4 percent, year-over-year, from 131.3 million gallons to
99.3 million gallons.

    The home heating oil volume decline was due to warmer weather and net customer attrition. Temperatures in Star's geographic areas of operations for the fiscal 2007 first quarter were 17.8 percent warmer than the fiscal 2006 first quarter and 19.6 percent warmer than normal, as reported by the National Oceanic Atmospheric Administration. For the twelve months ended December 31, 2006, Star's net customer attrition rate was 6.0 percent. For the fiscal 2007 first quarter, Star lost approximately 4,100 accounts (net), or 1.0 percent of its home heating oil customer base, as compared to the fiscal 2006 first quarter in which the Partnership lost 7,200 accounts (net), or
1.6 percent of its customer base.

    Home heating oil per gallon margins for the fiscal 2007 first quarter rose by 0.9 cents per gallon, versus the corresponding fiscal 2006 period, when measured before the impact of change in the fair value of derivative instruments. Currently, none of Star's derivative instruments for its price-protected customers or its home heating oil inventory have been designated for hedge accounting treatment. As a result, unrealized gains and losses on these derivative instruments are recorded in earnings. In the fiscal 2006 first quarter, Star recorded a non-cash charge of $40.6 million, primarily due to a 42 cent per gallon decline in the market value of certain hedges. Similarly, in the fiscal 2007 first quarter, Star recorded a $6.3 million charge, primarily driven by a 4 cent per gallon decline in the market value of certain derivative instruments.

    Total operating expenses decreased by $14.6 million, or 22.2 percent, to $51.2 million for the fiscal 2007 first quarter, as compared to $65.8 million for the prior year's quarter, largely due to a reduction in delivery and branch expenses of $5.0 million associated with the 24.4 percent decline in volume, a reduction in legal and professional expenses of $1.5 million, and a $7.2 million benefit resulting from amounts recorded under the Partnership's weather insurance contract as temperatures were warmer than normal during the three-month period. Our weather insurance contract covers the period from November 1, 2006 to February 28, 2007, taken as a whole. If January and February 2007 are colder and thus result in more degree days than the 10 year average, the projected proceeds under this contract would be reduced and could be reduced to zero. Net interest expense declined by $3.4 million to $3.3 million for the fiscal 2007 first quarter, due to a reduction in average debt outstanding of $100.7 million, primarily due to the recapitalization completed in April 2006 and higher invested cash balances.

    For the fiscal 2007 first quarter, net income was $4.7 million, a $33.1 million improvement versus the net loss for the fiscal 2006 first quarter, as a lower charge for the change in fair value of derivative instruments of $34.2 million, a reduction in net interest expense of $3.4 million, and lower depreciation and amortization expense of $1.1 million, were partially offset by a reduction in earnings of $5.6 million, driven largely by the 24.4 percent decline in volume.

    For the fiscal 2007 first quarter, EBITDA increased $28.0 million, to $16.0 million, as compared to an EBITDA loss of $11.9 million for the corresponding fiscal 2006 period. For the three months ended December 31, 2006, EBITDA was reduced by the non-cash change in the fair value of derivative instruments of $6.3 million. For the three months ended December 31, 2005, EBITDA was negatively impacted by the aforementioned $40.6 million change in the fair value of derivative instruments. EBITDA is a non-GAAP financial measure (see below reconciliation) that should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations). Management believes this information is of interest to investors as a supplemental measure of the Partnership's operating performance and provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. The Partnership is not required to accrue the Minimum Quarterly Distribution until October 1, 2008.

    Star Gas Partners Chief Executive Officer Joseph Cavanaugh, stated, "Despite abnormally warm temperatures in our operating areas during the start of the winter heating season, we are pleased with fiscal 2007 first quarter results, which benefited from $7.2 million recorded under our weather insurance contract and Star's continued success in implementing across-the-board expense reductions. We continue to make progress with customer account attrition, which was again lower during the current quarter than in the previous year"

    Star Gas Chairman Paul Vermylen, stated, "On behalf of my fellow members of the Star Gas Board and all of the Partnership's employees, we would like to both congratulate and thank Joe for his numerous contributions throughout his tenure at Star. We anticipate a seamless transition for Dan in his new, expanded role as Star's CEO based on his excellent track record and in-depth understanding of our industry and the markets and regions in which we operate."

    Commenting on his decision to retire, Mr. Cavanaugh, added, "Having been with the Partnership for the majority of the past 38 years, it is time for me to step down as Chief Executive as I will be celebrating my 70th birthday this coming May. Dan is a fine choice to succeed me as he has a tremendous wealth of heating oil industry experience and he has and will continue to play an instrumental role in the ongoing operational and financial turnaround at Star."

    From 1980 to 2004, Donovan held various management positions with Meenan Oil Co. LP, including Vice President and General Manager at the time of its purchase by Star Gas in 2001. Prior to his tenure with Meenan, he worked for Mobil Oil Corp. from 1971 to 1980.

    REMINDER: Star Gas management will host a conference call and webcast today at 1:00 p.m. (ET). Conference call dial-in is 888/243-1745 or 303/957-1357 (international callers). A webcast is also available at http://www.star-gas.com/MediaList.cfm and at www.vcall.com

    Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership's SEC filings and by visiting Star's website at www.star-gas.com.

    Forward Looking Information

    This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance, the price and supply of home heating oil, the consumption patterns of our customers, our ability to obtain satisfactory gross profit margins, our ability to obtain new accounts and retain existing accounts, our ability to effect strategic acquisitions or redeploy assets, the impact of litigation, the continuing impact of the business process redesign project and our ability to address issues related to that project, natural gas conversions, future union relations and the outcome of current and future union negotiations, the impact of current and future environmental, health and safety regulations, customer creditworthiness, and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's Annual Report on Form 10-K for the year ended September 30, 2006 and the Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.



               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)                                 Dec. 31,    Sept. 30,
                                                 2006         2006
                                             ------------ ------------
ASSETS                                        (unaudited)
Current assets
  Cash and cash equivalents                  $    69,736  $    91,121
  Receivables, net of allowances of $7,854
   and $6,532, respectively                      136,064       87,393
  Inventories                                     76,139       75,859
  Fair asset value of derivative instrument        1,639        3,766
  Weather insurance contract                       7,200            -
  Prepaid expenses and other current assets       35,472       37,741
                                             ------------ ------------
    Total current assets                         326,250      295,880
                                             ------------ ------------

Property and equipment, net                       41,351       42,377
Long-term portion of accounts receivables          3,381        3,513
Goodwill                                         166,522      166,522
Intangibles, net                                  55,875       61,007
Deferred charges and other assets, net            10,259       10,899
Long-term assets held for sale                       648        1,010
                                             ------------ ------------
  Total Assets                               $   604,286  $   581,208
                                             ============ ============

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
  Accounts payable                           $    23,655  $    21,544
  Fair liability value of derivative
   instrument                                     17,354       13,790
  Current maturities of long-term debt                96           96
  Accrued expenses                                69,657       62,651
  Unearned service contract revenue               43,567       36,634
  Customer credit balances                        72,778       73,863
                                             ------------ ------------
    Total current liabilities                    227,107      208,578
                                             ------------ ------------

Long-term debt                                   174,005      174,056
Other long-term liabilities                       25,133       25,249

Partners' capital (deficit)
  Common unitholders                             199,514      194,818
  General partner                                   (273)        (293)
  Accumulated other comprehensive loss           (21,200)     (21,200)
                                             -------------------------
    Total Partners' capital                      178,041      173,325
                                             ------------ ------------

    Total Liabilities and Partners' Capital  $   604,286  $   581,208
                                             ============ ============




               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)

(in thousands, except per unit data)              Three Months Ended
                                                     December 31,
                                                 ---------------------
                                                   2006       2005
                                                 ---------- ----------
Sales:                                                      (restated)

   Product                                        $280,402   $358,869
   Installations and service                        49,842     55,512
                                                 ---------- ----------
      Total sales                                  330,244    414,381
Cost and expenses:
   Cost of product                                 206,236    262,280
   Cost of installations and service                50,474     57,695
   Change in the fair value of derivative
    instruments                                      6,315     40,563
   Delivery and branch expenses                     46,832     58,998
   Depreciation and amortization expenses            7,372      8,485
   General and administrative expenses               4,350      6,794
                                                 ---------- ----------
      Operating income (loss)                        8,665    (20,434)
Interest expense                                    (5,108)    (7,540)
Interest income                                      1,794        858
Amortization of debt issuance costs                   (570)      (631)
                                                 ---------- ----------
  Income (loss) before income taxes and
   cumulative effect of changes in accounting
   principles                                        4,781    (27,747)
Income tax expense                                      65        250
                                                 ---------- ----------
  Income (loss) before cumulative effect of
   changes in accounting principles                  4,716    (27,997)
Cumulative effect of changes in accounting
 principles - change in inventory pricing method         -       (344)
                                                 ---------- ----------
   Net income (loss)                                $4,716   $(28,341)
                                                 ========== ==========
General Partner's interest in net income (loss)         20       (259)
                                                 ---------- ----------
Limited Partners' interest in net income (loss)     $4,696   $(28,082)
                                                 ========== ==========
Basic and Diluted income (loss) per Limited
 Partner Unit:
   Net income (loss) before cumulative effect of
    changes in accounting principles                 $0.06     $(0.77)
                                                 ---------- ----------
   Net income (loss)                                 $0.06     $(0.78)
                                                 ========== ==========
Weighted average number of Limited Partner
 units:
Basic                                               75,774     35,903
                                                 ========== ==========
Diluted                                             75,774     35,903
                                                 ========== ==========


    SUPPLEMENTAL INFORMATION

    Earnings (loss) before interest, taxes, depreciation and amortization from continuing operations (EBITDA)

    The Partnership uses EBITDA as a measure of liquidity and it is being included because the Partnership believes that it provides investors and industry analysts with additional information to evaluate the Partnership's ability to pay quarterly distributions. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income/(loss) or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA as determined by the Partnership excludes some, but not all of the items that affect net income/(loss), it may not be comparable to EBITDA or similarly titled measures used by other companies. The following tables set forth (i) the calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to cash provided by operating activities.



               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       RECONCILIATION OF EBITDA
                             (unaudited)

                                                  Three Months Ended
                                                     December 31,
                                                 ---------------------
                                                   2006       2005
                                                 ---------- ----------
(in thousands)                                              (restated)
Net income (loss) before the cumulative effect
 of changes in accounting principle                 $4,716   $(27,997)
Plus:
    Income tax expense                                  65        250
    Amortization of debt issuance costs                570        631
    Interest expense, net                            3,314      6,682
    Depreciation and amortization expense            7,372      8,485
                                                 ---------- ----------
      EBITDA                                        16,037    (11,949)

Add/(subtract)
    Income tax expense                                 (65)      (250)
    Interest expense, net                           (3,314)    (6,682)
    Provision for losses on accounts receivable      1,952      1,977
    (Gain)/Loss on sales of fixed assets, net         (247)       427
    Change in fair value of derivative
     instruments                                     6,315     40,563
    Increase in weather insurance contract          (7,200)         -
    Change in operating assets and liabilities     (34,363)  (137,524)
                                                 ---------- ----------

       Net cash used in operating activities      $(20,885) ($113,438)
                                                 ========== ==========


                                                  Three Months Ended
                                                     December 31,
                                                 ---------------------
                                                   2006       2005
                                                 ---------- ----------
Home heating oil gallons sold (millions)              99.3      131.3



    CONTACT: Star Gas Partners
             Investor Relations
             203/328-7310
             or
             Jaffoni & Collins Incorporated
             Robert Rinderman / Steven Hecht, 212-835-8500
             SGU@jcir.com